UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On October 18, 2018, USA Truck, Inc., a Delaware corporation (the “Company”), acquired 100% of the outstanding equity of Davis Transfer Company Inc., a Georgia corporation (“DTC”), Davis Transfer Logistics Inc., a Georgia corporation (“DTL”), and B & G Leasing, L.L.C., a Georgia limited liability company, (“B & G,” and collectively with DTC and DTL, “Davis”) for $52.25 million in cash and $0.75 million in Company stock. The purchase price is subject to further adjustments, including a post-closing working capital true-up. The Equity Purchase Agreement includes an Internal Revenue Code Section 338(h)(10) election. The Equity Purchase Agreement contains customary representations, warranties, covenants, and indemnification provisions

The unaudited pro forma consolidated financial information is based on the assumptions set forth in the notes to such information. These adjustments are provisional and subject to further adjustment as additional information becomes available, additional analyses are performed, and as warranted by changes in current conditions and future expectations. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial information are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The pro forma adjustments have been made solely for informational purposes. The actual results reported by the consolidated company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma consolidated financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies, and the impact of the incremental costs incurred in integrating the companies. As a result, the unaudited pro forma consolidated information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this unaudited pro forma consolidated financial information. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial condition and results of operations of the consolidated company.

The unaudited pro forma consolidated financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Davis based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma condensed consolidated statements of income, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof and other purchase accounting items may differ materially from those reflected in the pro forma condensed consolidated financial statements after final purchase accounting adjustments are performed.

The unaudited pro forma consolidated statements of income included herein do not reflect any potential cost savings or other operating efficiencies that may result from the integration of the companies.

These unaudited pro forma consolidated financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2017, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 28, 2018, (2) the Company’s unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, which was filed with the SEC on October 26, 2018, (3) Davis’ audited financial statements for the years ended December 31, 2017 and 2016, included as Exhibit 99.2 to this Form 8-K/A, and (4) Davis’ unaudited financial statements for the nine months ended September 30, 2018 and 2017, included as Exhibit 99.3 to this Form 8-K/A.

The actual operating results for Davis will be consolidated with the Company’s operating results for all periods subsequent to the closing of the acquisition on October 18, 2018.

The unaudited pro forma consolidated statement of operations and comprehensive income (loss) of the Company and Davis for the year ended December 31, 2017 gives effect to the acquisition of Davis by the Company as if it had occurred effective January 1, 2017, the beginning of the Company’s 2017 fiscal year.

The unaudited pro forma consolidated statement of operations of the Company and Davis for the nine months ended September 30, 2018 gives effect to the acquisition of Davis by the Company as if it had occurred effective January 1, 2018, the beginning of the Company’s 2018 fiscal year.

The unaudited pro forma consolidated balance sheet of the Company and Davis as of September 30, 2018 gives effect to the acquisition of Davis by the Company as if it had occurred effective September 30, 2018.

USA TRUCK, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (In thousands, except share data)
	September 30, 2018
Assets	USA Truck	Davis	Pro Forma Adjustments	Notes	Pro Forma Consolidated
Current assets:
Cash	$6	$3,582	$(3,582)	(A)	$6
Accounts receivable, net of allowance for doubtful accounts	57,847	4,428			62,275
Other receivables	3,514	628			4,142
Inventories	433	87			520
Assets held for sale	1,882	—			1,882
Prepaid expenses and other current assets	3,933	444			4,377
Total current assets	67,615	9,169	(3,582)		73,202
Property and equipment:
Property and equipment, net of accumulated depreciation and amortization	184,430	24,856	655	(B)	209,941
Goodwill	—	—	6,954	(D)	6,954
Other Intangibles	—	—	16,610	(E)	16,610
Other assets	1,277	—			1,277
Total assets	$253,322	34,025	20,637		$307,984

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	26,813	496			27,309
Current portion of insurance and claims accruals	17,089	495			17,584
Accrued expenses	10,492	744			11,236
Debt - current	10,299	5,105	(5,105)	(C)	10,299
Total current liabilities	64,693	6,840	(5,105)		66,428

Deferred gain	770	—			770
Long-term debt	46,000	9,933	42,994	(C)	98,927
Capital leases, less current maturities	39,964	—			39,964
Deferred income taxes	19,815	—			19,815
Insurance and claims accruals, less current portion	8,242	—			8,242
Total liabilities	179,484	16,773	37,889		234,146
Stockholders' equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,011,877 shares issued	120	20	(20)	(F)	120
Additional paid-in-capital	66,355	1,000	(1,000)	(F)	66,355
Retained earnings	72,339	16,232	(16,232)	(F)	72,339
Less treasury stock, at cost (3,711,551 shares)	(64,976)	—			(64,976)
Total stockholders’ equity	73,838	17,252	(17,252)		73,838
Total liabilities and stockholders’ equity	$253,322	$34,025	$20,637		$307,984

See the accompanying notes to unaudited pro forma consolidated financial statements.

USA TRUCK, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except share data)

	Nine Months Ended September 30, 2018
	USA Truck	Davis	Pro Forma Adjustments	Notes	Pro Forma Consolidated
Revenue
Operating revenue	392,977	38,620			$431,597

Operating expenses
Salaries, wages and employee benefits	95,423	9,050	85	(G)	104,558
Fuel and fuel taxes	41,286	4,855			46,141
Depreciation and amortization	21,392	3,158	889	(I)	25,439
Insurance and claims	16,889	1,612			18,501
Equipment rent	7,785	272			8,057
Operations and maintenance	25,111	1,969			27,080
Purchased transportation	157,495	10,003			167,498
Operating taxes and licenses	2,900	319			3,219
Communications and utilities	2,064	295			2,359
(Gain) loss on disposal of assets, net	(1,466)	427			(1,039)
Restructuring, impairment and other costs (reversal)	(639)	—			(639)
Other	12,231	1,839	(350)	(H)	13,720
Total operating expenses	380,471	33,799	624		414,894
Operating income	12,506	4,821	(624)		16,703
Other expenses
Interest expense, net	2,462	425	1,034	(J)	3,921
Other, net	653	41			694
Total other expenses, net	3,115	466	1,034		4,615
Income before income taxes	9,391	4,355	(1,658)		12,088
Income tax expense (benefit)	2,512	—	720	(K)	3,232
Net income and comprehensive income	$6,879	$4,355	$(2,378)		$8,856

Net earnings per share
Average shares outstanding (basic)	8,170				8,170
Basic earnings per share	$0.84				$1.08

Average shares outstanding (diluted)	8,193				8,193
Diluted earnings per share	$0.84				$1.08

See the accompanying notes to unaudited pro forma consolidated financial statements.

USA TRUCK, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except share data)

	Year Ended December 31, 2017
	USA Truck	Davis	Pro Forma Adjustments	Notes	Pro Forma Consolidated
Operating revenue	$446,533	$45,612			$492,145

Operating expenses
Salaries, wages and employee benefits	122,297	14,472	113	(G)	136,882
Fuel and fuel taxes	45,853	7,155			53,008
Depreciation and amortization	28,463	4,030	1,185	(I)	33,678
Insurance and claims	25,628	2,065			27,693
Equipment rent	10,173	382			10,555
Operations and maintenance	31,001	3,349			34,350
Purchased transportation	164,012	6,608			170,620
Operating taxes and licenses	4,068	471			4,539
Communications and utilities	2,713	444			3,157
(Gain) loss on disposal of assets, net	(773)	1,006			233
Other	15,166	2,273			17,439
Total operating expenses	448,601	42,255	1,298		492,154
Operating (loss) income	(2,068)	3,357	(1,298)		(9)
Other expenses
Interest expense, net	3,808	524	885	(J)	5,217
Other, net	387	69			456
Total other expenses, net	4,195	593	885		5,673
(Loss) income before income taxes	(6,263)	2,764	(2,183)		(5,682)
Income tax (benefit) expense	(13,760)	—	185	(K)	(13,575)
Net income and comprehensive income	$7,497	$2,764	$(2,368)		$7,893

Net earnings per share
Average shares outstanding (basic)	8,029				8,029
Basic earnings per share	$0.93				$0.98

Average shares outstanding (diluted)	8,056				8,056
Diluted earnings (loss) per share	$0.93				$0.98

See the accompanying notes to unaudited pro forma consolidated financial statements.

USA TRUCK, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Transaction

On October 18, 2018, USA Truck, Inc., a Delaware corporation (the “Company”), acquired 100% of the outstanding equity of Davis Transfer Company Inc., a Georgia corporation (“DTC”), Davis Transfer Logistics Inc., a Georgia corporation (“DTL”), and B & G Leasing, L.L.C., a Georgia limited liability company, (“B & G,” and collectively with DTC and DTL, “Davis”), for $52.25 million in cash and $0.75 million in Company stock. The purchase price is subject to further adjustments, including a post-closing working capital true-up. The Equity Purchase Agreement includes an Internal Revenue Code Section 338(h)(10) election. The Equity Purchase Agreement contains customary representations, warranties, covenants, and indemnification provisions

Davis is a dry-van truckload carrier headquartered in Carnesville, Georgia, with operations primarily in the southeastern United States.

Note 2 - Estimate of Assets Acquired and Liabilities Assumed

The fair value of the total consideration transferred was $53.0 million. A summary of the preliminary purchase price allocation with the acquisition of Davis, as if the transaction occurred on September 30, 2018, is as follows:

	(in thousands)
Consideration Paid		$53,000

Allocated to:
Historical book value of Davis’ assets and liabilities	$17,252
Adjustments to recognize assets and liabilities at acquisition-date fair value:
Property, plant, and equipment	655
Cash	(3,509)
Liabilities	—
Fair value of tangible net assets acquired		14,398
Identifiable intangibles at acquisition-date fair value		16,610
Debt paid at closing		15,038
Excess of consideration transferred over the net amount of assets and liabilities recognized		6,954
Consideration paid pursuant to Equity Purchase Agreement		53,000
Cash acquired included in historical book value of Davis assets and liabilities		—
Total purchase price		$53,000

Deferred income taxes arising from the acquisition are immaterial because of the election under the Internal Revenue Code Section 338(h)(10).

Note 3 - Intangible Assets
Based on the preliminary allocation of the purchase price, the following amounts have been allocated to identifiable intangible assets along with the respective amortization periods:

	(in thousands)	Life (months)
Trade name	$5,200	Indefinite
Non-Compete agreement	110	24
Customer relationships	11,300	120
	$16,610

These preliminary estimates of fair value and useful life could be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company's estimate of associated amortization expense.
Note 4 - Pro Forma Adjustments
The pro forma adjustments in the unaudited pro forma condensed consolidated financial information are as follows:

(A)	To reflect Davis’s cash retained by the sellers’ at acquisition closing.

(B)	To reflect the adjustment of property and equipment values of Davis to acquisition date fair value based on preliminary appraisals performed.

(C)	To reflect the extinguishment of debt held by Davis at acquisition offset by Company borrowings to fund purchase of Davis.

(D)	To reflect the excess of the total consideration transferred over the fair value of tangible and identifiable intangible net assets acquired (see Note 2).

(E)	To reflect the estimated fair values of identifiable intangibles based on preliminary allocation of the purchase price (see Note 3).

(F)	To reflect the elimination of the stockholders’ equity accounts of Davis.

(G)	To reflect an increase in salaries, wages, and employee benefits expense related to restricted shares granted to certain key retained employees.

(H)	To reflect acquisition related expenses incurred by the Company for the purchase of Davis.

(I)
To reflect the increase in depreciation and amortization expense due to (1) the amortization of identifiable intangibles with a definitive life using the straight-line method over the assigned life of each intangible as detailed in Note 3.

(J)	To reflect the net increase in interest expense as the result of the financing obtained by the Company to fund the acquisition and the extinguishment of debt held by Davis.

(K)
To reflect the income tax effect of the income before income taxes of Davis and of the pro forma adjustments at an effective tax rate of 26.7%. The previous stockholders of Davis had elected to file federal income taxes using S corporation status. Under tax regulations for S corporations, Davis elected to have net income or losses reported on the tax returns of the individual stockholders. Accordingly, there was no provision for income taxes. After the acquisition, Davis is a C corporation and will be subject to income taxes.